CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Fifth Third Bancorp on Form S-4 of our report dated January 19, 1994, except certain information in Note 2 as to which the date is February 16, 1994, on our audits of the consolidated financial statements of The Cumberland Federal Bancorporation, Inc. as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which report is included in Item 14 of The Cumberland Federal Bancorporation, Inc. Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

/S/ Coopers & Lybrand

Louisville, Kentucky
April 15, 1994